Exhibit 4.4

FIRST AMENDMENT TO

SECURED CONVERTIBLE NOTES

This FIRST AMENDMENT TO SECURED CONVERTIBLE NOTES (this “Amendment”) is made as of August 25, 2025 (the “Amendment Effective Date”), by and among Agrify Corporation, a Nevada corporation (the “Company”) and RSLGH, LLC, a Delaware limited liability company (“RSLGH”), with reference to the following facts:

RECITALS

A. The Company issued to RSLGH and certain other investors (collectively, the “Holders”) those certain Secured Convertible Notes, dated May 22, 2025, issued as Certificate No. E-1 through E-3 (the “Notes”, capitalized terms used but not defined herein shall have the meanings set forth in the Notes).

B. Pursuant to Section 18 of each Note, such Note may only be amended, waived or modified in writing by the Company and by holders of a majority of the principal amount outstanding under all Notes as of the date of such amendment, waiver and/or modification (such holders, the “Required Holders”).

C. RSLGH constitutes the Required Holders under the Notes.

D. On the Amendment Effective Date and simultaneously with the execution of this Amendment, the Company has issued new Secured Convertible Notes with an aggregate original principal amount of $50,000,000.00 to the Holders (the “New Notes”), which New Notes rank pari passu with the Notes.

E. The Company and the Required Holders desire to amend each Note to revise certain sections to reflect the issuance of the New Notes.

NOW, THEREFORE, in consideration of the execution and delivery of the Required Holders and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby further agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are incorporated herein in their entirety.

2. Amendments to the Notes. As of the Amendment Effective Date, each Note is hereby amended or modified as follows:

a.	Each Note is hereby amended by adding the following defined terms:

“New Notes” shall mean those certain Secured Convertible Notes issued by the Company on August 25, 2025 to the Holder and certain other investors.

“Pari Passu Notes” shall mean, collectively, the Existing Note and the New Notes.

b.	Each Note is hereby amended by replacing the defined term “Security Agreement” with the following:

“Security Agreement” means that certain Second Amended and Restated Security Agreement, dated August 25, 2025, between the Company, the Holder, the holders of the other Notes, and the holders of the Pari Passu Notes, as amended, supplemented or otherwise modified from time to time.

c.	Each Note is hereby amended by replacing all references to the defined term “Existing Note” with “Pari Passu Notes” in each place where the former term appears, except for in the definition of Existing Note as set forth in Section 1 of each Note.

3.	Limited Effect. The Notes are not amended in any other respect. All other terms and provisions of each Note not herein specifically modified and amended shall remain in full force and effect as originally set forth therein, and the Company hereby ratifies and confirms all such terms and provisions as if such terms and provisions were restated herein in their entirety. All references in each Note, the Security Agreement or any related document or agreement (collectively, the Loan Documents”) shall be deemed a reference to such Note as modified and amended herein. The Company agrees that its obligations under each Note and each other Loan Document are its valid and binding obligations, enforceable in accordance with their terms, subject to no defense, counterclaim, or objection. This Amendment amends each Note, and is intended to be a continuation of the obligations set forth therein and in each other Loan Document. Nothing in this Amendment is intended, nor shall be construed, to constitute a novation or an accord or satisfaction of any Note or any other Loan Document.

4.	Reaffirmation.

a.	The Company hereby reaffirms and restates as of the date hereof each and every representation and warranty made by the Company in the Loan Documents except for representations or warranties that expressly relate to an earlier date. The representations and warranties made by the Company in the Loan Documents were true and correct in all material respects when made and are true and correct in all material respects as of the hereof, except to the extent of changes in the facts and circumstances after the date such representation and warranty was made that resulted from actions or inactions expressly contemplated by a Loan Document (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

b.	The Company hereby (a) ratifies and confirms all of the liens, conveyances and grants contained in and created by the Security Agreement or any other Loan Document and/or otherwise securing any of the Secured Obligations (as defined in the Security Agreement); (b) covenants and agrees that nothing contained in this Amendment is intended to or shall impair the liens, conveyances or grants contained in and created by the Loan Documents or otherwise, (c) ratifies and confirms all of the terms and conditions of, and all obligations owing under the Loan Documents, the Loan Documents as modified hereby, and this Amendment, and the indebtedness owing to the Holder under the foregoing, and all other obligations, and (d) covenants and agrees that as of the date this Amendment is executed, there are no off-sets or defenses to, or claims or counterclaims or rights of recoupment of any kind or nature whatsoever in respect of, the Loan Documents, the Loan Documents as modified hereby, this Amendment, or the obligations arising under any Loan Document.

5.	Miscellaneous. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holder have executed this Amendment as of the Amendment Effective Date set forth above.

COMPANY

AGRIFY CORPORATION

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Interim Chief Executive Officer

RSLGH

RSLGH, LLC

By:	/s/ Anthony Georgiadis
Name:	Anthony Georgiadis
Title:	Authorized Signatory

SIGNATURE PAGE TO FIRST AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTES